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                                                                    EXHIBIT 15.1

May 12, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 10, 2000 on our review of interim financial information of TrueTime, Inc (the "Company") as of March 31, 2000 and for the three and six months ended March 31, 2000 and 1999, and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2000 is incorporated by reference in the Company's registration statement on Form S-8 (Reg. No. 333-35858). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,



/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP